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AngioDynamics, Inc.

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Letter from Jan Keltjens, President and Chief Executive Officer

September 2010

To Our Shareholders:

In fiscal 2010 AngioDynamics achieved strong financial results while continuing to make substantial investments for our future growth.

Despite the increasingly competitive environment for many of our products, we increased our sales by 11% in fiscal 2010, to $216 million. Importantly, we achieved organic sales growth of 10% for the year, which is a substantial improvement from the 6% organic sales growth reported a year ago. Meanwhile, net income increased to $12.3 million, or $0.50 per share. On the key financial measures of EBITDA, cash flow from operations, inventory and working capital management, our results were outstanding. I commend the entire AngioDynamics team for delivering these operating results in fiscal 2010. We ended the year with a strong and liquid balance sheet – with $100 million in cash and marketable securities and less than $7 million in long-term debt. This strong financial position, combined with our improving operating performance, positions us well for the future.

At the same time, we recognize we have work to do. Our goal is to accelerate long-term growth in sales, profits and cash flow by increasing our innovation pipeline, driving the clinical and commercial success of our NanoKnife® technology platform, and achieving operational excellence. We are pursuing several strategies to achieve these objectives. First, we are focused on high-growth markets. For example, the market for our varicose vein and venous intervention products is estimated to be growing more than 10% annually, as is the market for our interventional oncology products. These product categories comprise nearly half of our revenue base and, with our global number #1 or #2 position, we consider these areas key long-term growth platforms. We plan to further accelerate overall growth by capturing international growth opportunities, gaining share in the large and well defined Access market, and continuing investments in both short- and long-term R&D programs.

Increasing operating leverage is another key strategy. We made substantial progress in this area during fiscal 2010, as SG&A costs declined substantially as a percentage of net sales and supply chain management programs were instrumental in reducing inventory levels. To create structural improvements in gross margin, we created a new Process Engineering group in our global supply chain hub in Queensbury, N.Y. This group has made a promising start in creating process improvements, lowering the cost of manufacturing of some of our products, as well as driving select vertical integration programs.

Supported by the broader Operations team, we also embarked on a series of programs to drive long-term structural improvement. Specifically, we aim to increase factory utilization through volume growth, vertical integration and consolidation, while reducing material costs. Additionally we expect that, in time, the introduction of higher margin, innovative products, as well as a more favorable mix, will generate gross margin improvements.

14 Plaza Drive • Latham, NY 12110 • 518-798-1215 • 800-772-6446 • Fax: 518-798-3625 •

www.angiodynamics.com

Product innovation is, indeed, a major strategy to achieving growth at AngioDynamics. We launched 11 new products in fiscal 2010 and plan to launch approximately 10 new products in fiscal 2011. Each of these products is designed to bring to market unique, value-added solutions that benefit our customers and their patients. We are budgeting more than 9% of our revenue on a broad, short- and long-term research and development pipeline in order to bring to market a steady stream of new products.

The most significant new product development investment continues to be the NanoKnife program. The U.S. Food & Drug Administration originally provided clearance to market the NanoKnife for surgical ablation of soft tissue in 2006. We are committed to a long-term, evidence-based medicine strategy to build a strong body of clinical evidence that demonstrates safety and efficacy, and provides the platform for obtaining more specific regulatory label indications. In the last year, at least four peer review articles and text book chapters have been published reporting strong initial clinical results. We have started enrolling patients in our international HCC liver trial and are progressing towards our goal of obtaining IDE approval for both a prostate and pancreas study in the U.S. Beyond that, at various Oncology conferences around the world, single center clinical results are reported that underline the promise of our NanoKnife system. We have seen very encouraging, albeit anecdotal, preliminary results in pancreatic cancer patients.

Our commitment to the NanoKnife program remains high, as we see this as a technology with great potential to benefit patients who have no alternative therapy today and as a key long-term growth opportunity for AngioDynamics. We started commercializing NanoKnife last year under our existing FDA and CE label and achieved $2.5 million in commercial sales in fiscal 2010. As recently reported, clinicians in 14 centers have used the NanoKnife system to perform approximately 230 cases using the technology.

In closing, I’d like to thank all of the dedicated employees of AngioDynamics, as well as our Board of Directors, for their hard work and support during fiscal 2010. I’d also like to extend my sincere appreciation to our shareholders for their support and confidence. I’m very confident about the prospects for our company and look forward to updating you on our progress as fiscal 2011 unfolds.

Sincerely,

Jan Keltjens

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